UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 14, 2008

Lazard Ltd
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-32492	98-0437848
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

441-295-1422
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 14, 2008, Lazard Ltd, Lazard Asset Management LLC (“LAM”) and Laz Sub I, LLC, a newly formed subsidiary of Lazard Frères & Co. LLC (“LFNY”), entered into a definitive merger agreement (the “Merger Agreement”), providing for, among other things, the merger of Laz Sub I, LLC with and into LAM (the “Merger”) with LAM as the surviving entity.  Currently, certain common equity interests of LAM are held by LFNY and certain other equity interests of LAM are held by current and former employees of LAM.  Following the Merger, all equity interests of LAM will be owned directly or indirectly by LFNY.  Each of LAM and LFNY are subsidiaries of Lazard Group LLC.

The aggregate consideration to be paid as part of the Merger with respect to the equity interests of LAM (and certain phantom rights issued as incentive compensation) that are held by current and former employees of LAM and its subsidiaries (the consideration to be so paid, the “Transaction Consideration”) is expected to consist of (i) a cash payment upon closing of the Merger of approximately $60 million (subject to a delay until January 2, 2009 with respect to certain phantom rights), (ii) a cash payment on October 31, 2011 of approximately $90 million and (iii) a stock payment on October 31, 2011 of 2,201,266 shares of Lazard Ltd Class A common stock (“Lazard Stock”) (plus additional shares of Lazard Stock in an amount determined by reference to the cash dividends paid on Lazard Stock after the closing and prior to October 31, 2011, if any), subject, in the case of clause (ii) and (iii) and with respect to certain current employees of LAM and its subsidiaries, to a delay in payment until the eighth anniversary of the closing of the Merger (or in certain circumstances to the sixth and one-half anniversary of the employment termination date) if the applicable employee is no longer employed by Lazard Ltd and its affiliates on October 31, 2011 (other than as a result of death, disability, termination without “cause” or resignation with “good reason”).  The amounts and timing of payment of the Transaction Consideration described above are subject to change in the event that one or more holders of equity interests of LAM exercise appraisal rights as provided by the Merger Agreement.

The Merger Agreement also generally provides that (i) if there is a change in control of Lazard Ltd or a sale of LAM, any and all unpaid Transaction Consideration will be payable as of the date of such change in control and (ii) in the event a holder of LAM equity interests dies after the closing of the Merger and prior to October 31, 2011, any and all Transaction Consideration payable to such holder will be payable as of the earlier of October 31, 2011 and the 30th day following such death.

The equity interests of LAM currently held by current and former employees of LAM (including the phantom rights referred to above) entitle the applicable holders to payments equaling approximately 23% of the net proceeds or imputed valuation of LAM in connection with certain specified fundamental transactions concerning LAM or Lazard, including a sale of LAM or Lazard and certain non-ordinary course asset sales.  For more information relating to the rights and entitlements of the equity interests of LAM currently held by current and former employees of LAM, please see the First Amended and Restated Limited Liability Company Agreement of LAM dated as of January 10, 2003, filed as Exhibit 10.10 to Lazard Ltd’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 11, 2005.

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The above summary of the Merger Agreement is qualified in its entirety by reference to the complete terms and provisions of the Merger Agreement which is filed as an exhibit to this Current Report on Form 8-K.

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Item 8.01.    Other Events.

Attached as Exhibit 99.1 is a copy of Lazard Ltd’s press release dated August 14, 2008 announcing the entry into the Merger Agreement.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of August 14, 2008, by and among Lazard Ltd, Laz Sub I, LLC, Lazard Asset Management LLC and Lazard Asset Management Limited
99.1	Press Release of Lazard Ltd issued on August 14, 2008

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SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD, (Registrant)

By:	/s/ Michael J. Castellano
	Name:	Michael J. Castellano
	Title:	Chief Financial Officer

Dated:  August 14, 2008